MAA Reports Third Quarter Results

MEMPHIS, Tenn., Nov. 3, 2011 /PRNewswire/ -- MAA, (NYSE: MAA), today announced earnings results for the quarter ended September 30, 2011.

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Net income available for common shareholders for the quarter ended September 30, 2011 was $13.8 million, or $0.37 per diluted common share, as compared to net income available for common shareholders of $3.5 million, or $0.11 per diluted common share, for the quarter ended September 30, 2010. The third quarter 2011 results include a gain of $4.9 million, or $0.13 per diluted common share, related to the sale of an asset during the quarter. The third quarter 2010 results included two non-routine and non-cash charges, totaling $2.9 million, or approximately $0.08 per diluted common share.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $39.2 million, representing $1.00 per diluted share/unit, or per Share, for the quarter ended September 30, 2011, as compared to $29.9 million, or $0.84 per Share, for the quarter ended September 30, 2010. FFO results for the third quarter of 2011 included $0.01 per Share of earnings dilution due to additional up-front acquisition expenses related to higher than expected acquisition volume for the quarter. Excluding the additional acquisition expenses, FFO results for the third quarter 2011 would have been $1.01 per Share, a penny above the mid-point of guidance previously provided by MAA. For the third quarter of 2010, FFO excluding non-routine items, totaling $2.9 million or $0.08 per Share, was $0.92 per Share.

A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Third Quarter Highlights

  Same store net operating income, or NOI, for the third quarter increased 5.7% compared to the same period in the prior year, based on a 5.5% increase in revenues and 5.1% increase in operating expenses (with bulk cable netted in revenues, as discussed later in the report).  Year to date same store NOI grew 5.0%.
  Physical occupancy for the same store portfolio ended the quarter at a strong 96.2%, while resident turnover remained just below 55% on an annualized basis.
  MAA completed the acquisition of two new communities during the quarter, totaling $78 million, and one additional community subsequent to quarter end for $33 million, bringing year to date acquisition volume to $320 million.
  Subsequent to quarter end, MAA closed on a new $250 million unsecured revolving credit facility, completing another significant step in its long term financing strategy and further strengthening the company's ability to capture continued growth.

Eric Bolton, Chairman and Chief Executive Officer, said, "Third quarter operating results were highlighted by strong revenue performance with same store revenues growing 5.5% as a result of strong pricing trends, continued low resident turnover and very strong occupancy. This is the best revenue performance we've seen in 20 quarters. While apartment development activity is slowly picking up, we believe the volume of new supply will remain very manageable across our stronger employment markets of the Sunbelt region, especially in the secondary market segment of our portfolio, and we expect continued positive pricing momentum heading into next year. Our deal flow also remains robust and we have increased our expectations for new acquisition growth for the year."

Third Quarter Same Store Operating Results

Same store operating results include 40,181 units in 134 communities that have comparable results for periods presented.

Percent Change From Three Months Ended September 30, 2010 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	4.9%	5.4%	4.4%	-0.3%	4.7%
Secondary	5.4%	5.4%	5.5%	-0.2%	5.0%
Operating Same Store	5.1%	5.4%	4.9%	-0.3%	4.9%
Total Same Store	5.6%	5.4%	5.7%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

As discussed in prior reports, MAA's roll-out of a new bulk cable program during 2010 and 2011 requires revenues and expenses related to the program to be reported on a gross basis, whereas the revenues and related expenses for the former cable programs were presented on a net basis in the income statement. In order to provide more meaningful comparisons for the roll-out period, same store performance in the following table is presented with all cable programs netted in revenues, which is consistent with prior presentations. For clarity in explanation of results, management's discussions following the table are based on the comparison with bulk cable netted in revenues.

Strong Third Quarter Same Store Operating Results

With Bulk Cable Netted in Revenues (consistent with prior presentations)

Percent Change From Three Months Ended September 30, 2010 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	4.7%	5.2%	4.4%	-0.3%	4.7%
Secondary	5.3%	5.1%	5.5%	-0.2%	5.0%
Operating Same Store	5.0%	5.1%	4.9%	-0.3%	4.9%
Total Same Store	5.5%	5.1%	5.7%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

NOI produced by the same store portfolio for the third quarter of 2011 grew 5.7% over the same quarter a year ago, driven by a 5.5% increase in revenues and a 5.1% increase in operating expenses. The revenue growth was primarily related to a 4.9% increase in the average effective rent per unit for the quarter, with additional support from growing fee and reimbursement revenues. Property level operating expenses increased 5.1% compared to the third quarter of 2010, driven by an 8% increase in real estate tax expense for the quarter resulting largely from prior year accrual revisions. Real estate tax expenses for the full year 2011 are expected to grow in the 3% to 4% range, in line with prior company expectations.

On a sequential quarter basis, same store NOI for the third quarter of 2011 declined 20 basis points, as revenue growth of 1.8% was offset by a 4.5% sequential increase in operating expenses, primarily due to normal seasonal factors.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisitions, Disposition and Development Activity

MAA completed two wholly-owned acquisitions during the third quarter totaling 696 units for a total investment of approximately $78 million. In August, MAA purchased the 240-unit Birchall at Ross Bridge, which was built in 2009 and is located in the Birmingham, Alabama metropolitan area. In September, MAA purchased the 456-unit Legends at Lowe's Farm, which was built in 2008 and is located in the Dallas/Fort Worth metropolitan area.

In October, MAA also purchased the 300-unit Aventura at Indian Lake Village, which was built in 2010 and is located in the Nashville, Tennessee metropolitan area. These purchases bring MAA's total acquisition investment year-to-date to approximately $320 million, including $24.8 million purchased by Mid-America Multifamily Fund II, LLC (MAA's joint venture).

Also during the third quarter, MAA sold the Lodge at Timberglen, a 260-unit 28 year old community located in Dallas, Texas for $11 million. MAA is currently pursuing the sale of three other communities, two in Houston, Texas and one in Memphis, Tennessee, totaling 870 units and averaging 24 years of age. MAA plans for these dispositions to close late in the fourth quarter of 2011 or early in the first quarter of 2012 for total net proceeds expected in a range of $35 million to $45 million.

Construction continues on three new communities, totaling 950 units, currently being developed by MAA. As of September 30, 2011, $38.3 million of the expected $110 million total investment was funded. During the third quarter, MAA pre-leased the first 19 units of one of the development communities, the 428-unit Cool Springs, which is located in Nashville, Tennessee and is expected to have its initial unit deliveries and occupancy during the fourth quarter.

Financing Activity

During the third quarter, MAA completed a $135 million private placement offering of unsecured bonds. The bond series has an average maturity of just over nine years and bears an interest rate of 5.15%. The majority of the proceeds were used during the third quarter to repay an $80 million tranche of MAA's secured credit facility with Fannie Mae, which was scheduled to mature in December and represented the company's only remaining debt maturity for the year.

Subsequent to quarter end, MAA closed on a new $250 million unsecured revolving credit facility, representing another important step in the company's long term financing plan. The facility has an accordion feature that allows for expansion up to $400 million and has an initial term of four years with a one-year extension option. Borrowings under the new facility will initially bear interest at LIBOR plus a credit spread determined by a leverage-based pricing grid. Upon receiving an investment grade rating from Moody's or S&P, to accompany the current BBB rating from Fitch, facility borrowings will bear interest at LIBOR plus a lower credit margin and facility fee determined by an investment grade rating grid, reflecting the rating received by the company.

Capital Markets Activity

During the third quarter of 2011, MAA issued approximately 656,500 shares of common stock for net proceeds of $44.2 million through its previously established At-The-Market, or ATM, equity program. The shares were issued at an average price of $67.35 per share, net of issuance costs. The proceeds from these issuances will primarily be used to fund MAA's acquisition and development activity.

Balance Sheet Strength

As of September 30, 2011, MAA's ratio of debt-to-market capitalization was 40% (based on the September 30, 2011 closing stock price of $60.22), while MAA's debt-to-gross assets ratio (based on gross book value at quarter end) was at 47.2%. Total debt of $1.6 billion was outstanding at an average interest rate of 3.9% at the end of the quarter. A total of 90% of this debt was fixed or hedged against rising interest rates with staggered rate maturities averaging 5.3 years. MAA's fixed charge coverage ratio for the third quarter was 3.5 times, well above the multifamily peer group average of around 2.6 times. At the end of the third quarter, MAA had $145 million in excess capacity available from cash and borrowing capacity under current credit facilities.

Al Campbell, Executive Vice President and Chief Financial Officer, said, "The recent completion of our new unsecured credit facility represents another important step in our long term plans to further diversify our capital structure. The new facility expands our banking relationships and provides additional capacity and flexibility to continue increasing our unencumbered asset pool. We plan to use the new facility and our ATM program to continue funding our growth plans, while maintaining our leverage (defined as debt-to-total gross assets) in the 45% to 48% range over the long term."

Value Add Capital Expenditures

MAA continues its redevelopment program at select communities throughout the portfolio. During the quarter ended September 30, 2011, 906 units were renovated bringing the total renovations year-to-date to 2,534 units at an average cost of approximately $3,500 per unit, achieving rental rate increases of 10% on average. To date, over 13,000 units have been renovated through this program, achieving an average unleveraged internal rate of return of approximately 11% for the entire program.

Recurring capital expenditures totaled $7.2 million for the quarter ended September 30, 2011, approximately $0.18 per Share, resulting in adjusted funds from operations, or AFFO, of $0.82 per Share. Total property capital expenditures for the third quarter of 2011 were $10 million on existing properties, an additional $3.6 million on the redevelopment program, and $10.8 million to fund the development projects during the quarter.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

71st Consecutive Common Dividend Declared

MAA's Board of Directors voted to continue the quarterly common dividend at an annual rate of $2.51 per common share/unit, and declared its 71st consecutive quarterly common dividend to be paid on October 31, 2011 to holders of record on October 14, 2011.

2011 FFO per Share Guidance Narrowed and Reaffirmed

Based on the third quarter results and current views of the apartment market, MAA updated its earnings guidance. Excluding the $1.8 million (or $0.05 per Share) of non-cash expenses recorded during the second quarter related to the accounting change for the company's restricted stock plans, full year 2011 FFO is expected to be in the range of $3.97 per Share to $4.07 per Share, or $4.02 per Share at the mid-point and consistent with prior guidance. On the same basis, projected FFO per Share for the fourth quarter continues to be in the range of $1.01 per Share to $1.11 per Share. Including the non-cash expenses related to the accounting change, FFO for the full year is projected to be in the range of $3.92 per Share to $4.02 per Share.

MAA still believes same store NOI for the full year of 2011 will increase in the 4% to 6% range, based on expected revenue growth of 4% to 5% and expected expense growth of 3% to 4%, presented with cable programs netted in revenues.

Based on recent and expected acquisition volume for the rest of the year, MAA now projects wholly-owned acquisitions to range between $350 million and $400 million for the full year, an increase from the prior range of $225 million to $275 million. Fund II acquisitions are expected to range between $25 million to $50 million for the year, down from an earlier expectation of $100 million to $125 million.

MAA expects to fund an additional $20 million to $25 million this year for the three apartment communities currently under development, bringing the projected full year funding to between $45 million and $50 million.

Total capital expenditures at existing properties are forecast to be approximately $39 million for the full year, excluding the redevelopment program mentioned above.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.com. MAA will host a conference call to further discuss third quarter results on Friday, November 4, 2011, at 9:15 AM Central Time. The conference call-in number is 866-961-1484 and the moderator's name is Leslie Wolfgang.

About Mid-America Apartment Communities, Inc.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,490 apartment units throughout the Sunbelt region of the U.S. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements

We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning earnings guidance, property acquisitions and dispositions, development opportunities, future growth in the emerging recovery cycle, internal rates of return on our redevelopment program and capital expenditures, capital raising activities, interest rates, refinancing opportunities, rent growth, occupancy, and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of our insurance coverage;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Property revenues	$ 115,562	$ 100,695	$ 332,415	$ 295,779
Management and fee income, net	265	186	751	477
Property operating expenses	(50,918)	(44,881)	(143,645)	(128,530)
Depreciation and amortization	(29,343)	(26,333)	(84,972)	(76,094)
Acquisition expenses	(592)	(989)	(2,331)	(1,451)
Property management expenses	(4,904)	(4,547)	(15,242)	(13,303)
General and administrative	(3,996)	(2,957)	(14,045)	(8,878)
Income from continuing operations before non-operating items	26,074	21,174	72,931	68,000
Interest and other non-property income	108	217	457	618
Interest expense	(15,487)	(13,587)	(43,615)	(41,450)
Loss on debt extinguishment	(63)	-	(111)	-
Amortization of deferred financing costs	(724)	(675)	(2,146)	(1,918)
Asset Impairment	-	(324)	-	(1,914)
Net casualty (loss) gain and other settlement proceeds	(286)	72	(692)	330
Loss on sale of non-depreciable assets	-	-	(6)	-
Gain on properties contributed to joint ventures	-	278	-	649
Income from continuing operations before
loss from real estate joint ventures	9,622	7,155	26,818	24,315
Loss from real estate joint ventures	(107)	(282)	(530)	(856)
Income from continuing operations	9,515	6,873	26,288	23,459
Discontinued operations:
Income from discontinued operations before loss on sale	9	100	78	253
Net loss on insurance and other settlement proceeds of
discontinued operations	-	-	(7)	-
Gain (loss) on sales of discontinued operations	4,927	-	4,927	(2)
Consolidated net income	14,451	6,973	31,286	23,710
Net income attributable to noncontrolling interests	(660)	(224)	(1,223)	(889)
Net income attributable to MAA	13,791	6,749	30,063	22,821
Preferred dividend distribution	-	(629)	-	(6,549)
Premiums and original issuance costs associated with
the redemption of preferred stock	-	(2,576)	-	(5,149)
Net income available for common shareholders	$ 13,791	$ 3,544	$ 30,063	$ 11,123

Earnings per share - Diluted shares	37,355	33,413	38,722	31,140
Net income per share available for common shareholders - Diluted	$0.37	$0.11	$0.81	$0.36

FUNDS FROM OPERATIONS(in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income attributable to MAA	$ 13,791	$ 6,749	$ 30,063	$ 22,821
Depreciation and amortization of real estate assets	28,781	25,817	83,329	74,556
Net casualty loss (gain) and other settlement proceeds	286	(72)	692	(330)
Gain on properties contributed to joint ventures	-	(278)	-	(649)
Net casualty loss and other settlement proceeds
of discontinued operations	-	-	7	-
Depreciation and amortization of real estate assets
of discontinued operations	90	133	357	395
(Gain) loss on sales of discontinued operations	(4,927)	-	(4,927)	2
Depreciation and amortization of real estate assets
of real estate joint ventures	567	512	1,708	1,384
Preferred dividend distribution	-	(629)	-	(6,549)
Net income attributable to noncontrolling interests	660	224	1,223	889
Premiums and original issuance costs associated with
the redemption of preferred stock	-	(2,576)	-	(5,149)
Funds from operations	39,248	29,880	112,452	87,370
Non-routine items:
Premiums and original issuance costs associated
with the redemption of preferred stock	-	2,576	-	5,149
Asset impairment	-	324	-	1,914
Funds from operations before non-routine items	39,248	32,780	112,452	94,433
Recurring capital expenditures	(7,181)	(5,535)	(22,414)	(20,417)
Adjusted funds from operations	$ 32,067	$ 27,245	$ 90,038	$ 74,016

Weighted average common shares and units - Diluted	39,300	35,610	38,722	33,398

Funds from operations per share and unit - Diluted	$1.00	$0.84	$2.90	$2.62
Funds from operations before non-routine items
per share and unit - Diluted	$1.00	$0.92	$2.90	$2.83
Adjusted funds from operations per share and unit - Diluted	$0.82	$0.77	$2.33	$2.22

CONSOLIDATED BALANCE SHEETS (in thousands)

		Sept 30, 2011	Dec 31, 2010
Assets
Real estate assets
Land		$ 320,055	$ 288,890
Buildings and improvements		2,794,902	2,538,205
Furniture, fixtures and equipment		90,708	83,251
Capital improvements in progress		35,332	11,501
		3,240,997	2,921,847
Accumulated depreciation		(937,989)	(863,936)
		2,303,008	2,057,911
Land held for future development		1,306	1,306
Commercial properties, net		8,277	8,141
Investments in real estate joint ventures		17,190	17,505
Real estate assets, net		2,329,781	2,084,863
Cash and cash equivalents		24,254	45,942
Restricted cash		12,946	1,514
Deferred financing costs, net		14,134	13,713
Other assets		26,806	25,910
Goodwill		4,106	4,106
Total assets		$ 2,412,027	$ 2,176,048

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable		$ 1,452,889	$ 1,500,193
Unsecured notes payable		135,000	-
Accounts payable		3,088	1,815
Fair market value of interest rate swaps		39,156	48,936
Accrued expenses and other liabilities		93,379	73,999
Security deposits		6,428	6,693
Liabilities associated with assets held for sale		-	20
Total liabilities		1,729,940	1,631,656
Redeemable stock		3,788	3,764
Shareholders' equity
Common stock		378	348
Additional paid-in capital		1,310,469	1,142,023
Accumulated distributions in excess of net income		(614,762)	(575,021)
Accumulated other comprehensive income		(41,584)	(48,847)
Total MAA shareholders' equity		654,501	518,503
Noncontrolling interest		23,798	22,125
Total equity		678,299	540,628
Total liabilities and shareholders' equity		$ 2,412,027	$ 2,176,048

SHARE AND UNIT DATA (in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
NET INCOME SHARES
Weighted average common shares - Basic	37,274	33,312	36,611	31,039
Weighted average common shares - Diluted	37,355	33,413	38,722	31,140
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	39,220	35,509	38,620	33,297
Weighted average common shares and units - Diluted	39,300	35,610	38,722	33,398
PERIOD END SHARES AND UNITS
Common shares at September 30,	37,824	33,898	37,824	33,898
Limited partnership units at September 30,	1,942	2,196	1,942	2,196
Outstanding options at September 30,	-	19	-	19
Unvested shares in share based plans at September 30,	59	88	59	88

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)

For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

NON-GAAP FINANCIAL AND OTHER DEFINITIONS CONTINUED

Same Store Portfolio

We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets generally based on market population.

Net Operating Income (NOI)

Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Average Effective Rent

Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com